CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Pre-Effective
Amendment No. 1 to the registration statement on Form N-2 (the "Registration Statement") of our report dated December 8, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report to Shareholders of INVESCO Global Health Sciences Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Denver, Colorado
May 19, 1999